Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE

Contact:

Timothy A. Bonang

Manager of Investor Relations

(617) 796-8149

www.fivestarqualitycare.com

Five Star Begins Operating Two Hospitals

Newton, MA (October 2, 2006). Five Star Quality Care, Inc. (AMEX: FVE) today announced that it yesterday began operating two rehabilitation hospitals located in Braintree and Woburn, MA. The hospitals are owned by Senior Housing Properties Trust (NYSE: SNH).

Under its lease agreement, FVE is responsible for $10.25 million in annual rent payments to SNH for the hospitals. The term of the lease is to 2026. FVE and SNH have agreed that either of them may request that the rent be reset effective July 2011.

These hospitals were previously operated by HealthSouth Corporation (OTC BB: HLSH). Reliable historical financial information about the hospitals’ current operations is not available at this time, but FVE believes it will be able to operate these hospitals profitably.

Five Star Quality Care, Inc. is a healthcare services company which operates healthcare and senior living facilities, including rehabilitation hospitals and independent living, assisted living and skilled nursing communities. FVE also operates five institutional pharmacies, one of which also provides mail order pharmaceuticals to the general public. FVE is headquartered in Newton, Massachusetts.

WARNINGS REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. FORWARD LOOKING STATEMENTS REPRESENT FVE’S PRESENT BELIEFS AND EXPECTATIONS BUT THEY MAY NOT OCCUR. FOR EXAMPLE, THIS PRESS RELEASE STATES THAT FVE EXPECTS TO OPERATE THE LEASED HOSPITALS PROFITABLY. THE HISTORICAL OPERATING AND FINANCIAL INFORMATION CONCERNING THE HOSPITALS’ OPERATIONS WHICH FVE HAS IS SUSPECT AND MAY NOT BE ACCURATE. ALSO, RECENT CHANGES IN MEDICARE RATE FORMULAS APPLICABLE TO REHABILITATION HOSPITALS (I.E., THE SO CALLED “75% RULE”) MAKE IT DIFFICULT TO PROJECT THE HOSPITALS’ FUTURE FINANCIAL RESULTS. IN THESE CIRCUMSTANCES, FVE’S PROJECTION THAT ITS FUTURE OPERATIONS OF THESE HOSPITALS WILL BE PROFITABLE MAY PROVE TO BE INACCURATE. IN FACT, FVE MAY BE UNABLE TO OPERATE THESE HOSPITALS PROFITABLY AND FVE MAY LOSE MONEY IN THESE OPERATIONS. IN PART BECAUSE OF THESE UNCERTAINTIES, FVE AND SNH HAVE AGREED THAT EITHER OF THEM MAY REQUEST THAT THE RENT FVE HAS AGREED TO PAY SNH BE RESET EFFECTIVE JULY 1, 2011. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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